Exhibit 99.1

WUHAN
GENERAL
GROUP
(CHINA), INC.

Company Profile

May 2008

Wuhan General

Cautionary Notice Regarding Forward-Looking Statements

Certain statements herein, including those concerning our future financial performance and market share, the future financial performance and market share of our competitors, growth of our blower and turbine businesses, the markets for blowers and turbines, completion of the Jiangsu Huangli power plant, completion of Wuhan General’s turbine manufacturing facility, the Chinese economy and regulation, the future Chinese power generation market and the Chinese government’s commitment to cleaner power production, are forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules, and other factors that may cause actual results to be materially different from those described in such forward-looking statements. In some cases these statements are identifiable through the use of words such as “believe,” “can,” “could,” “expect,” “hope,” “intend,” “may,” “might,” “plan,” “seek,” “should,” “think,” “will,” “would” and similar expressions. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our Annual Report on Form 10-KSB for the year ended December 31, 2007. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Wuhan General

WUHAN
GENERAL
GROUP
(CHINA), INC.

Stock Symbol:	OTCBB: WUHN
Recent Price:	$ 8.85 per share
Shares Outstanding:	30.0 million (1)
Market Capitalization:	$ 265.5 million
Sector:	China Infrastructure Buildout

($ in millions, except EPS)

For the years ended 12/31	2005	2006	2007		2008 (2)
Revenues	$11.6	$16.7	$82.5		$119.7
Earnings	2.4	3.2	14.9		22.0
Adjusted EPS (1)	$.12	$.16	$.50	(3)

(1)	Based on the 19,712,446 Common Shares and 10,287,554 Preferred Shares outstanding at 12/31/07 and assuming conversion of the Preferred Shares.
(2)	Company forecast.
(3)	Excluding accounting treatment of a non-cash, non-distributed reallocation of Paid-in-Equity.

OVERVIEW

Wuhan General Group (China), Inc. (“Wuhan General” or “the Company”) is a leading manufacturer of industrial blowers and turbines in China and one of the fastest growing companies in these industries. Domestic demand for blowers and turbines continues to outstrip supply.

Both the Company’s blowers and turbines are primarily used in the construction and maintenance of China’s electrical power system. Professor Richard Eckaus of MIT has stated in his 2004 report on Chinese energy consumption that “The implied growth rates are so high as to be almost unbelievable. Such a high growth rate is not the way economies, in general, actually behave or, in particular, the manner in which the Chinese economy has functioned in the past, even in the course of its remarkable expansion. Yet the growth is real ….”

Wuhan General

The Woodrow Wilson International Center for Scholars’ “Energy in China Fact Sheet” (2005) notes the following:

•	China’s electricity demand outstripped supply in 24 of the country’s 30 provinces;

•	Over two-thirds of the country has suffered from brownouts during summer months;

•	China is building the equivalent of Canada’s entire electricity generating system approximately every five years; and

•	China is building a new 1,000 megawatt coal-fired power plant every week.

Over 80% of Wuhan General’s 2008 revenues and over 70% of Wuhan General’s expected future revenues are tied directly to the electrical generating equipment market.

Wuhan General’s blowers and turbines are also used in China’s environmental initiatives: the blowers in industrial scrubbers and sewage treatment facilities and the turbines through the production of higher efficiency electricity production. The Chinese government’s commitment to pollution reduction has resulted in increased demand for the Company’s products.

All of Wuhan General’s products are custom-built for specific purchasers, and are “locked” in at the design phase. None of the Company’s production is speculative. Typically, over 15% percent of the Company’s revenue is from service and maintenance contracts which are highly predictable at the beginning of the Company’s fiscal year.

The Company estimates that its segments of the blower and turbine industries will grow over 20% in the next several years, and Wuhan General has the potential to participate in that growth at even higher levels by producing superior products.

In addition to its blower and turbine businesses, the Company was engaged in 2007 to construct a 22.5 megawatt turn-key power plant for Jiangsu Huangli Paper Industry Co., Ltd. The Company expects to complete construction of this power plant in 2008. Total revenues for this contract are over $26 million with $16.8 million to be recognized during 2008. Margins for this contract exceed those of the Company’s normal businesses. Although Wuhan General has not formally entered into the power plant construction business, it is exploring future work in this area which it considers a viable and exciting opportunity.

Wuhan General

Highlights

•
Wuhan General is one of the leading suppliers in both the blower and turbine markets that serve the Chinese electrical power generation industry – the fastest growing electrical power market in the world.

•	All of the Company’s products are custom-built for specific purchasers, and contracts and pricing are “locked” in at the design phase.

•	The Company has one of the most modern industrial blower manufacturing plants in China and is finishing construction and outfitting of a new state-of-the-art turbine manufacturing facility.

•
Wuhan General estimates that it enjoys a 15 - 20% cost advantage over its competitors due to higher materials efficiency, lower overall labor costs and leaner management structure in both the blower and turbine businesses.

•	CAE/CAD capabilities allow the Company to provide its customers with the highest quality products, tailored exactly to their needs, while increasing efficiencies and lowering emissions.

•	Wuhan General expects to be one of the dominant manufacturers of industrial blowers and turbines in its market segment within 5 years.

Chinese Market Review

The Chinese market for Wuhan General’s products is characterized by:

•	Explosive short-term growth;

•	Strong long-term demand;

•	The need for more efficient production of electricity;

•	Environmental regulations mandating the reduction in emissions from the country’s predominantly coal-fired plants; and

•	An aging installed base of electrical generating plant and equipment.

With highly-engineered, fuel-efficient and cost-efficient designs, Wuhan General is well positioned to take advantage of the opportunities this market presents and to become a dominant player in the blower and turbine industries.

Wuhan General

WUHAN GENERAL – INDUSTRIAL BLOWERS

Industrial blowers are very large pieces of equipment weighing about 20 tons apiece. The typical cost of a single blower is approximately $90,000 and generally takes 3 months to build, from design to finish.
Blower under construction at WUHN

Wuhan General’s blowers are primarily used to feed industrial furnaces with both air and coal dust and to suck out and clean the resulting furnace exhaust. According to data from the China Fan Association and from company estimates, the market in China for industrial blowers of its type is estimated to be approximately $945 million in 2008. Wuhan General expects to obtain approximately a 5.2% market share in 2008 versus 2% in 2006. The industrial blower market is driven not only by new plant construction and the replacement market, but also by the new mandates for pollution control equipment in new plant construction, of which blowers are a critical part.

Industrial Blowers Sales - China
($ in millions)

	1995	2000	2005	2010
Chinese	$625.0	$875.0	$1,000.0	$1,875.0
Imported	125.0	31.3	100.0	150.0
Total	$750.0	$1,006.3	$1,100.0	$2,025.0

Source: China Fan Association.

Wuhan General

The Competition – At present, there are almost 500 blower/fan manufacturers in China. Most of these are of small- to medium-scale and do not have the R&D and manufacturing resources to be truly competitive with the Company. There are only five large-scale enterprises with the capacity and ability to be of consequence. They are listed below along with estimated 2008 market share:

Industrial Blower Market – China 2008[1]

Company	Estimated Revenue (millions)	Estimated Market Share
Shenyang Group	$56.8	6.3%
Shanghai Blower Works	53.6	5.9%
Wuhan Blower	51.8	5.2%
Shanxi Blower	36.4	3.9%
Howden Engineering	33.0	3.2%
Total	$231.6	24.5%

1 For Blowers with rotors greater than 5.2 feet, which is the Company’s principal market.
Source: China Fan Association and company estimates

Industrial Blower Financial Information – The table below shows actual and forecast revenues and net profit for the blower division:

	Wuhan General - Blower Division
For period ended 12/31	2004	2005	2006	2007	2008F
Revenues	$3.7	$11.4	$16.7	$44.6	$58.8
Net Profit	.2	2.3	3.2	7.8	10.2
Net Margin	6%	20%	19%	18%	17%

Each blower manufactured by the Company is custom-made to the customer’s specifications, which reduces manufacturing risk. Even though the Company has seen a significant rise in its cost of steel, it has been able to maintain relatively stable profit margin by passing rising costs along to its customers and effectively controlling selling and administrative expenses.

Wuhan General

Recent Events – The Company recently completed the largest de-sulfurization pressure blower ever made in China with a rotor diameter of 15.4 feet. This pollution control blower was made for East Guizhou Power Plant for approximately $845,000, a price significantly above the Company’s average sales price for blowers. This was not only because of the blower’s size, but also because of the blower’s technology: it was an axial, rather than a centrifugal blower, and was much more akin to a turbine.
Largest de-sulfurization blower in China

This blower for East Guizhou Power Plant not only demonstrated Wuhan General’s technological capabilities, but also has led to additional orders of this type and orders for even larger blowers. These blowers represent a significant advancement for the Company.

Blower Customers – The Company currently has a wide base of over 300 customers from across China. No customer represents over 5% of its sales (and no supplier represents over 5% of its purchases). Approximately 80% of Wuhan General’s blower business is based upon competitive bidding. The Company wins approximately 30% of the bids it makes, and each year about 10% of its customers are new customers.

The blower market remains strong, with demand for blowers continuing to exceed supply. Demand is driven by China’s increasing need for electricity production and the pollution control goals established by the Chinese government’s 11th Five Year Plan.

The table below provides forecast customer information for 2008 by market segment:

Industry	% of the Company’s Blower Revenues	WUHN Market Share[1]	Major customers
Electrical Generation	23%	12.0%	• Shan Dong Luneng Co., Ltd • Guodian Yuci Power Plant • Beijing Boqi Electricity

Petrochemical	10%	3.0%	• Yunnan Gejiu Caotuo Co., Ltd • Ninchang Nanhua Paper

Environmental (Primarily pollution control for Electrical Generation)	60%	4.0%	• Huainan Mining Group • China Saidi Mining Co., Ltd • China Huatian Mining Co.,Ltd

Others	7%

1 Based on Company estimates.

Wuhan General

WUHAN GENERAL – STEAM AND WATER TURBINES

The steam and water turbine business was a new business for Wuhan General in 2007. The Company was able to achieve its successful entry into this business, going from zero turbine revenues in 2006 to $37.9 million in 2007 primarily through the acquisition of personnel and technology for steam turbines of up to 300 megawatts and water turbines of up to 200 megawatts from Wuhan Turbine Works. The most important parts of the acquisition were the backbone of Wuhan Turbine Works’ management team (representing decades of experience in the industry) and the technical and customer relationships they had established.
100 megawatt steam turbine

According to information from the International Energy Agency (IEA), Chinese industry associations and Company data, the medium-sized turbine market in which Wuhan General participates is projected to grow 84% from 2005 to 2010, representing not only the growth in electrical generating capacity necessary in China, but also the retrofitting of older plants for increased efficiency and lower pollutant emissions now being demanded by the Chinese government. A typical 100 megawatt steam turbine unit, delivered to the customer, would have a price of $7-8 million and take 8 to 10 months to build, while a typical 10 megawatt water turbine unit is priced at approximately $600,000 and takes 4 to 6 months to construct.

Steam and Water Turbine Markets – The following table shows how past and projected new Chinese steam turbine capacity is divided among the small, medium and large segments of the market. As the following table demonstrates, it is the medium-sized turbine market that is projected to show the largest growth, and it is this market segment that the Company is targeting:

	Megawatts	1995	2000	2005	2010	Projected 5 year Growth
Large	(300 up)	17.2	27.4	43.7	47.2	8%
Medium	(10 - 300)	2.0	3.2	5.1	9.4	84%
Small	(.1 - 10)	0.8	1.3	2.0	2.4	20%

Source: IEA, Chinese industry associations and Company data.

Wuhan General

Annual New Chinese Steam Turbine Capacity
(Watts in Billions)

China has made use of its extensive river systems to provide electrical power wherever possible. The most obvious example is the Three Gorges Dam in Hubei province, of which Wuhan is the capital city. As the table below shows, new installed hydroelectric capacity represents about 20% to 25% of total new annual capacity, with most of this capacity supplied by domestic providers.

					Projected 5 year Growth
	1995	2000	2005	2010
Chinese	4.6	8.3	10.0	13.4	33.9%
Imported	1.0	2.0	1.9	2.3	19.8%
New hydroelectric versus total new electric capacity	22.0%	24.5%	19.0%	21.0%

Source: IEA, DOE, China Electric Power Information Center, the 11th 5 year plan and Company data.

Annual New Chinese Water Turbine Capacity
(Watts in billions)

Wuhan General

The lower-technology nature of water turbines versus steam turbines has allowed China historically to meet the needs of and to dominate its domestic water turbine market. This is expected to continue for the foreseeable future. Further, given China’s emphasis on “clean power” the market for hydroelectric power is expected to increase.

The Competition – At present, there are five significant manufacturers in the relevant segment of each of the steam turbine and water turbine markets in which Wuhan General competes. A table showing the Company’s major competitors and their respective market shares follows:

Estimated 2008 Market Share – China[1]

Steam Turbines[2]			Water Turbines [3]
Company	Est. Revenue (millions)	Est. Market Share	Company	Est. Revenue (millions)	Est. Market Share
Nanjing Steam	$165.5	22.8%	Nanping Hydro	$175.5	17.8%
Qingdao Steam	136.3	18.0%	Chongqing Hydro	152.0	16.0%
Wuhan Steam	95.8	11.0%	Kunming Hydro	121.6	14.4%
Hangzhou Steam	46.8	6.1%	Dongfeng Hydro	105.8	10.1%
Wuhan General	39.4	5.1%	Wuhan General	33.6	3.2%
Total	$483.8	63%	Total	$588.5	60.5%

[1] Based on Company estimates.
[2] For steam turbines less than or equal to 150MW.
[3] For water turbines of 1 to 50 MW.

The Company has a strong backlog of $26.5 million (combined steam and water turbines) for the remainder of 2008 and the ability to accept additional orders as its new facility comes on line. It expects to capture 5.1% of the steam turbine market and 3.2% of the water turbine market in 2008. Wuhan General is poised to become one of the major players in both markets by 2010.

Turbine Financial Information– The table below shows actual 2007 and forecast 2008 revenues and net profits for the turbine division:

Wuhan General - Turbine Division

For period ended 12/31	2007	2008F	% Change
Revenues	$37.9	$60.9	61%
Net Profit	7.1	11.8	66%
Net Margin	19%	19%

Each turbine manufactured by the Company is custom-made to the customer’s specifications, thereby reducing the Company’s manufacturing risk. Even though the Company has seen a significant rise in its cost of steel, it has been able to maintain relatively stable profit margin by passing rising costs along to its customers and effectively controlling selling and administrative expenses.

Wuhan General

Recent Events – In March 2007, the Company broke ground on its new $22.5 million, 247,500 square feet turbine plant which will give it one of the most cutting-edge turbine manufacturing facilities in the industry. The new buildings are now complete and it is expected that the facility will be fully equipped and operational by October 2008. The Company estimates that this facility, combined with the CAE/CAD technology available to Wuhan General from Beijing Full Three Dimensional Power Engineering Co, Ltd., will allow it to provide its customers with the highest quality turbines, tailored exactly to their needs while:

•	increasing steam generator thermal efficiency by 5 to 7%;

•	reducing coal consumption by 15 to 21g per KWH; and

•	increasing megawatt output by 10% per unit.

The movement of the Company’s turbine operations into the new facility is expected to provide significant efficiencies and allow the Company to achieve its full turbine growth potential.

Turbine Customers

The table below provides forecast customer information for 2008 for the Company’s turbine division by market segment:

Industry	% of the Company’s Turbine Revenues	WUHN Market Share	Major customers
Electrical Generation	40%	4.0%	• Jiangshu Huangli

Chemical (Co-generation)	25%	35%	• China Petrol, Shihuan Branch • Zhonglu Huanying

Environmental (Co-generation)	20%	5.0%	• Qinghai Jianye
Others	15%

The launch of the turbine business puts the Company on a high-margin, high unit revenue business path, offering significant growth opportunities by participating in China’s dynamic growth in electrical generating capacity requirements and its need for cleaner power production.

Wuhan General

THE COMPANY

Wuhan General is located in the East Lake Hi-Tech Development Zone in the southernmost part of Wuhan city, with easy access to the railroad, waterways and roads necessary for the transportation of its products and where it operates in a new facility in a campus-like setting.

Over the past several years, Wuhan General has been transformed from a traditional State Owned Enterprise into a modern, efficient and world-class manufacturer of industrial blowers.

To that end, full-time employee count was reduced from 2,300 to the current 614; a new R&D facility with an acoustic lab was created; a new manufacturing facility and administrative headquarters of approximately 355,000 square feet of floor space are being built and it received an ISO 9001 qualification.

As a result, profits have increased by over 5 times in the last two years and revenue per employee has reached $134,370, which is over 4 times the amount of the original Wuhan Blower.

The Company’s R&D facilities are among the most advanced in the industry and the Company has established long-term relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of the China Science Academy.

WBC headquarters and manufacturing facility
Wuhan General

Employees

Despite a six fold increase in revenue in the last two years, the Company has maintained tight control over its personnel growth, as shown in the following table:

	2006*	2007*
Executives:	20	52
Sales:	28	62
Design Technicians:	47	50
General Administration:	55	37
Technicians and Skilled Workers:	202	287
General Workers:	98	126
Totals	450	614

*Company employee data only includes full time employees as of December 31st of each year.

Other Information

Wuhan Blower Co., Ltd.
East Lake Hi-Tech Development Zone
Wuhan, 430200
People’s Republic of China
Tel: (86) 27-5970-0069
Fax: (86) 27-5970-0010

Sales Offices:
• Xi’an • Guangzhou • Shanghai • Beijing • Chongqing • Nanjing • Shenyang • Urumqi	Wuhan General Campus

Wuhan General

Investor Contact Information:

Haiming Liu
Chief Financial Officer
+86-27-5970-0069

Dan Joseph
ICR, Inc.
+86-21-6122-1077
Dan.joseph@icrinc.com

Bill Zima
ICR, Inc.
+1-203-682-8200
Bill.zima@icrinc.com

Wuhan General

Wuhan General Group (China), Inc.
Historical Income Statements

For the Year ended:	31-Dec-05	31-Dec-06	31-Dec-07
Revenues
Sales	$11,577,588	$16,702,043	$82,503,510
Cost of Sales	7,276,068	8,886,274	57,429,085
Gross Profit	4,301,519	7,815,769	25,074,425

Operating Expenses
Selling Expenses	710,973	1,193,971	2,333,707
Gen. & Admin Expenses	1,060,845	2,651,953	5,615,320
Warranty Expense	-	244,101	725,626
Total Operating Expense	1,771,818	4,090,026	8,674,653

Operating Income	2,529,701	3,725,743	16,399,772
Other Income (Expenses)
Interest Income	-	348	303,898
Other Income	98,994	25,147	(512,387)
Interest Expense	(256,936)	(548,970)	(1,321,414)
Total Other Income (Loss)	(157,941)	(523,475)	(1,529,903)

Earnings before Tax	2,371,760	3,202,268	14,869,869

Income Tax	-	-	-
Net Income	$2,371,760	$3,202,268	$14,869,869

Shares Outstanding(1)	19,712,446	19,712,446	30,000,000
Adjusted EPS(2)	$0.12	$0.16	$0.50

Margin Analysis

For the Year ended:	31-Dec-05	31-Dec-06	31-Dec-07
Revenues
Sales	100.0%	100.0%	100.0%
Cost of Sales	62.8%	53.2%	69.6%
Gross Profit	37.2%	46.8%	30.4%

Operating Expenses
Selling Expenses	6.1%	7.1%	2.8%
Gen. & Admin Expenses	9.2%	15.9%	6.8%
Warranty Expense	0.0%	1.5%	0.9%
Total Operating Expense	15.3%	24.5%	10.5%
Operating Income	21.8%	22.3%	19.9%

Other Income (Expenses)
Interest Income	-	-	0.4%
Other Income	0.9%	0.2%	-0.6%
Interest Expense	-2.2%	-3.3%	-1.6%
Total Other Income (Loss)	-1.4%	-3.1%	-1.9%

Earnings before Tax	20.5%	19.2%	18.0%
Income Tax	-	-	-
Net Income	20.5%	19.2%	18.0%

Notes:
(1) Based on the 19,712,446 Common Shares and 10,287,554 Preferred Shares outstanding at 12/31/07 and assuming conversion of the Preferred Shares.

(2) Excluding accounting treatment of a non-cash, non-distributed reallocation of Paid-in-Equity in 2007.

Wuhan General

Wuhan General Group (China), Inc.
Historical Balance Sheets

	31-Dec-05	31-Dec-06	31-Dec-07
ASSETS
Cash	$166,488	$248,243	$992,965
Restricted Cash	1,388,554	382,530	9,108,866
Accounts Receivable	3,698,744	12,488,083	31,875,411
Other Receivable	4,362,830	8,810,699	1,977,646
Notes Receivable	1,424,431	1,535,868	1,865,491
Inventory	3,398,165	4,544,662	7,895,960
Advance to Suppliers	887,558	2,746,325	12,743,130
Advances to Employees	521,805	255,836	138,420
Prepaid Taxes	-	3,889	257,554
Real Property Available for Sale	-	-	993,861
Total Current Assets	15,848,575	31,016,135	67,849,304

Property, Plant & Equipment, net	10,487,417	17,252,577	20,401,547
Land Use Rights, net	1,730,237	1,749,740	1,830,476
Construction in Progress	1,561	35,304	9,897,484
Intangible Assets, net	386,073	364,565	381,281
Total Assets	$28,453,863	$50,418,321	$100,360,092

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Bank Loans & Notes	$10,019,861	$13,545,059	$28,132,664
Accounts Payable	2,470,399	8,531,852	4,747,298
Accrued Liabilities	234,291	354,169	2,003,800
Contract Payable	2,479,414	1,137,623	-
Taxes Payable	693,473	1,723,544	1,043,383
Other Payable	1,924,334	4,594,639	3,137,575
Dividend Payable	-	-	898,875
Customer Deposits	1,693,307	1,587,306	5,034,464
Total Current Liabilities	19,515,079	31,474,192	44,998,059

Total Liabilities	19,515,079	31,474,192	44,998,059

Stockholders' Equity
Preferred Stock - $0.0001 Par Value	-	-	1,029
Additional Paid in Capital - Preferred Stock	-	-	13,466,990
Additional Paid in Capital - Warrants	-	-	6,572,334
Beneficial Conversion Feature	-	-	10,501,982
Common Stock - $0.0001 Par Value	1,971	1,971	1,971
Additional Paid in Capital	6,033,911	12,349,602	12,349,602
Statutory Reserve	-	622,151	633,771
Retained Earnings	2,620,167	5,200,285	8,483,648
Accum. Other Comprehensive Income	282,736	770,120	3,350,706
Total Stockholders' Equity	8,938,785	18,944,129	55,362,033

Total Liabilities & Stockholders' Equity	$28,453,863	$50,418,321	$100,360,092

Wuhan General